Exhibit 10.1

Execution Version

PREFERRED STOCK PURCHASE AND SALE AGREEMENT

This PREFERRED STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of November 21, 2019 by and among Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and each of the other signatories hereto (each, a “Purchaser” and together, the “Purchasers,” and, together with the Company, the “parties”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Backstop Agreement (as defined below).

WHEREAS, as of the date hereof, the Purchasers are the beneficial holders of certain 8.5% Senior Secured Second Lien Notes due 2023 (the “Notes”) issued by the Company, pursuant to that certain Indenture dated as of May 15, 2018 (as supplemented from time to time, the “Indenture”), by and among the Company and Wilmington Trust, National Association, as trustee and collateral agent;

WHEREAS, on October 21, 2019, the Company commenced (i) an exchange offer (the “Exchange Offer”) to eligible holders of Notes to exchange up to $70,754,716 in aggregate principal amount of Notes for 6.5% Series A Perpetual Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”) and (ii) an offer to eligible holders of Notes that elect to participate in the Exchange Offer to subscribe to purchase additional shares of Preferred Stock (the “Subscription Offer” and, together with the Exchange Offer, the “Offers”). In connection with the Offers, the Company entered into a backstop commitment agreement, dated October 21, 2019 (the “Backstop Agreement”), with the Purchasers, whereby each Purchaser has agreed to (i) exchange a principal amount of Notes equal to such Purchaser’s Pro Rata Portion of the Exchange Offer Shortfall for shares of Preferred Stock and (ii) pay its respective Backstop Purchase Price in respect of such Purchaser’s Pro Rata Portion of the Unsubscribed Preferred Stock;

WHEREAS, as of the expiration of the offers at 11:59 p.m., New York City time, the Exchange Offer Shortfall was equal to $24,856,551 aggregate principal amount of Notes, and there were 421,246 shares of Unsubscribed Preferred Stock;

WHEREAS, the Purchasers, in satisfaction of their commitments under the Backstop Agreement, desire to exchange $24,856,551 aggregate principal amount of Notes (the “Shortfall Notes”) for 263,477 shares of Preferred Stock (the “Exchange Shortfall Preferred Stock”) and to purchase an aggregate of 421,246 shares of Preferred Stock (the “Subscription Shortfall Preferred Stock”) for $42,124,600 (the “Shortfall Purchase Price”); and

WHEREAS, the Company desires to exchange the Exchange Shortfall Preferred Stock for the Shortfall Notes and to sell the Subscription Shortfall Preferred Stock to the Purchasers for the Shortfall Purchase Price.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1.

Closing. The consummation of the transactions related to the Exchange Offer (the “Exchange Closing”) and the transactions related to the Subscription Offer (the “Subscription Closing” and together with the Exchange Closing, the “Closings”) shall take place at the office of Kirkland & Ellis LLP, 609 Main Street, Houston, TX 77002, or at such place as the parties may mutually agree, in the case of the Subscription Closing, on November 22, 2019, and in the case of the Exchange Closing, on November 25, 2019, or such other time as the parties may mutually agree (such date, as applicable, the “Closing Date”).

2.

Exchange of Notes for Preferred Stock. Upon the terms and subject to the conditions herein, in consideration of the exchange of the Shortfall Notes by the Purchasers to the Company, the Purchasers shall receive from the Company, and the Company shall issue, exchange, transfer and convey to the Purchasers, free and clear of all taxes, liens, security interests, options, purchase rights or other encumbrances of any kind, the Exchange Shortfall Preferred Stock. At the Exchange Closing, the Company and the Purchasers, respectively, shall effect by book entry transfer, in accordance with the applicable procedures of the Depository Trust Company (“DTC”) and the terms of the Confidential Exchange and Tender Offer Statement and Consent Solicitation Statement and Offering Memorandum related to the Exchange Offer and Subscription Offer (as supplemented, the “Offering Memorandum”), the delivery to the Purchasers of the Exchange Shortfall Preferred Stock and the delivery to the Company of the Shortfall Notes. The parties hereto acknowledge and agree that, upon the Purchaser’s receipt of the Exchange Offer Preferred Stock as set forth herein, the Purchasers hereby irrevocably waive any and all rights they may have in respect of the Shortfall Notes under the Indenture, or otherwise. Each Purchaser’s Pro Rata Portion of the Shortfall Notes and Exchange Shortfall Preferred Stock are set forth on Schedule A.

3.

Purchase of Preferred Stock. Upon the terms and subject to the conditions herein, in consideration of payment of the Shortfall Purchase Price by the Purchasers to the Company, the Purchasers shall purchase from the Company, and the Company shall sell, transfer and convey to the Purchasers, free and clear of all taxes, liens, security interests, options, purchase rights or other encumbrances of any kind, the Subscription Shortfall Preferred Stock. On or prior to the Closing Date for the Subscription Closing, the Purchaser shall pay the Shortfall Purchase Price to the Company by wire transfer of immediately available funds in accordance with the payment instructions set forth in the Preferred Offering Funding Notice delivered to the Purchasers on November 19, 2019. At the Subscription Closing, the Company shall effect by book entry, in accordance with the applicable procedures of DTC and the terms of the Offering Memorandum, the delivery to the Purchasers of the Subscription Shortfall Preferred Stock. Each Purchaser’s Pro Rata Portion of the Subscription Shortfall Preferred Stock and Shortfall Purchase Price are set forth on Schedule A, notwithstanding anything to the contrary with respect to the applicable Pro Rata Portions set forth in the Backstop Agreement.

4.	Conditions to Closings.

a.

Company’s Conditions. The obligation of the Company to consummate the Closings shall be subject to the prior satisfaction or waiver of the conditions contained in this Section 4(a) as of the Closing Date.

i.	The representations and warranties of the Purchasers contained in Section 6 shall be true and correct in all material respects when made and as of the applicable Closing Date.

ii.

Each Purchaser shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by such Purchaser hereunder on or prior to the applicable Closing Date.

iii.	Each Purchaser shall have delivered or caused to be delivered to the Company such Purchaser’s closing deliverables described in Section 5(a).

iv.

The prior or substantially simultaneous consummation of the Exchange Offer and the Subscription Offer and the other transactions to be consummated in connection therewith pursuant to the Offering Memorandum.

b.

Purchaser’s Conditions. The obligation of the Purchasers to consummate the Closings shall be subject to the prior satisfaction or waiver of the conditions contained in this Section 4(b) as of the applicable Closing Date.

i.

The Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it hereunder on or prior to the applicable Closing Date.

ii.	The Company shall have delivered to the Purchaser the Company’s closing deliverables described in Section 5(b).

iii.

The prior or substantially simultaneous consummation of the Exchange Offer and the Subscription Offer and the other transactions to be consummated in connection therewith pursuant to the Offering Memorandum.

5.	Deliveries for the Closing Date.

a.

Purchaser Deliveries. (i) On the Closing Date for the Subscription Closing, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered, to the Company such Purchaser’s Pro Rata Portion of the Shortfall Purchase Price in accordance with Section 3 and (ii) at the Exchange Closing, each Purchaser will validly deliver such Purchaser’s Pro Rata Portion of the Shortfall Notes to the Company in accordance with Section 2.

b.

Company’s Deliveries. At the Exchange Closing and Subscription Closing, subject to the terms and conditions hereof, the Company will deliver, or cause to be delivered, to the Purchasers the Exchange Shortfall Preferred Stock and Subscription Shortfall Preferred Stock, respectively, in accordance with Sections 2 and 3.

6.	Representations and Warranties of the Purchasers. In connection with the purchase of the Preferred Stock from the Company hereunder, each Purchaser represents and warrants to the Company as follows:

a.

(i) It is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Preferred Stock, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

b.

Such Purchaser has been afforded the opportunity to ask questions of the Company or its representatives. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser shall modify, amend or affect such Purchaser’s right to any remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement. Such Purchaser understands and acknowledges that its purchase of the Preferred Stock involves a high degree of risk and uncertainty. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Preferred Stock.

7.	Offering Memorandum. The Company acknowledges that the Purchasers are relying on the Offering Memorandum in entering into and consummating the transactions contemplated by this Agreement.

8.

Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against the Purchasers or the Company unless such modification, amendment or waiver is approved in writing by the Purchasers and the Company.

9.

Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

10.

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument, but will not be binding upon any party hereto unless and until executed and accepted by all parties hereto. When properly executed and accepted, this Agreement will be binding upon and inure to the benefit of the Company, the Purchasers, and each of their respective successors and permitted assigns. The execution and delivery of this Agreement by each party hereto may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email in pdf format), which will be binding upon all parties hereto.

11.

Severability, Entire Agreement, Etc. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Except as otherwise expressly set forth herein, this Agreement and the other agreements expressly mentioned herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER:

AG Credit Solutions Non-ECI Master Fund, L.P.
AG Super Fund Master, L.P.
AG MM, L.P.
AG Corporate Credit Opportunities Fund, L.P.
AG Cataloochee, L.P.
AG Centre Street Partnership, L.P.
By:	Angelo, Gordon & Co., L.P., solely as manager or advisor of each fund listed above

/s/ Ryan Mollett
Name: Ryan Mollett
Title: Authorized Signatory

[Signature Page to Preferred Stock Purchase and Sale Agreement]

COMPANY:

Northern Oil and Gas, Inc.

/s/ Nick O’Grady
Name:	Nick O’Grady
Title:	President & Chief Financial Officer

[Signature Page to Preferred Stock Purchase and Sale Agreement]

Schedule A

Omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.